Exhibit 99.1

from the Chairman of the Board

April 6, 2005

Dear YP Corp. Stockholder:

I would like to thank you for your attendance at this Annual Meeting of Stockholders. We have had a challenging nine months but feel that we are now moving in a positive direction. Accordingly, I would like to comment upon the events of the past year and our strategy moving forward.

I will briefly touch upon four major issues:

•	Our financial performance through fiscal 2004 and how it has impacted the Company.
•	The new business strategies that we adopted in the past six months and our focus going forward.
•	The major recent events that have impacted the Company.
•	The challenges that we have faced over the past year and what we anticipate in the future.

FINANCIAL PERFORMANCE

I would like to summarize broadly the Company's recent financial performance.

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Revenues increased in 2004 to over $57 million from $31 million in 2003. But the billing issues and customer dilution that we encountered in the last half of the year resulted in a 4th quarter decline in revenue as compared to recent prior periods and essentially even results compared to the same period in 2003.

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Net income during fiscal 2004 reflected the billing and dilution issues. While we ended the year with a solid profit of almost $9 million, the 4th quarter did not show the solid results of the first three quarters resulting in a slight loss in that period.

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Confronted with these challenges, our management worked diligently to find ways to control costs and manage margins in an effort to keep the Company stabilized. Much of that credit must go to our various executives, Penny Spaeth, Chief Operating Officer; John Raven Chief Technology Officer; and of course Chris Broquist, our Chief Financial Officer. Although Angelo Tullo is no longer with the Company, his sage advice as a consultant helped stem the tide of potential disaster.

4840 East Jasmine St. Suite 105, Mesa, Az. 85205
480 325-4311 Fax 480 324 2515

from the Chairman of the Board

BUSINESS STRATEGY

We continue to employ the fundamental business strategy that we have followed over the past year with some significant adjustments. It has been simple in concept and straight-forward in execution. We have continued our basic solicitation of businesses for our Internet Advertising PackageTM (IAP)TM with approximately 1 million mailings per month to a randomly selected base of 17 million U.S. businesses. Because of the billing issues encountered in the second half of fiscal 2004 we were compelled to suspend the acquisition of new customers until we were able to find suitable billing channels.

Our continuing strategy of monthly mailings and strong customer service following customer activation remains highly successful and will continue to be the cornerstone of our marketing efforts.

I would like to outline the major components of our business strategy going forward:

•	We must grow our customer base at a healthy rate as the fundamental driver of our financial performance.

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We will maintain the strength of our primary marketing strategy represented by our unequalled mailing solicitation and customer service program while implementing new marketing strategies such as branding, pricing and others as outlined in our recent public filings.

•	The combination of our unique marketing strategy to a highly fragmented marketplace and our enhanced billing efforts should return us to profitable growth.

•	Through the implementation of our national sales efforts, we will add an additional revenue stream by providing a venue for national advertisers.

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Through the efforts of our outstanding Information Technology team we will continue to strengthen our technology base to provide users rapid, accurate and flexible access to our advertising customers business information.

RECENT EVENTS

There have been a number of other significant developments over the past year:

•	Clearly the most traumatic event was the change of management mid-year. We have diligently worked to make the change as seamless as possible

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The billing hurdles previously mentioned have had a dramatic effect on our bottom line. We believe that we have found methods to overcome these hurdles and return to the types of growth to which our stockholders are accustomed.

•	In spite of these obstacles the Company has been able to pay its dividend for four consecutive quarters, and we shall continue to sustain that effort as we maintain our financial strength.

4840 East Jasmine St. Suite 105, Mesa, Az. 85205
480 325-4311 Fax 480 324 2515

from the Chairman of the Board

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We also made substantial progress in bringing our technology to a leading position in the industry. Searchers on our website now obtain more robust information faster than ever before and in a clear and easy to use format.

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We have continued to improve our website with significant new additions regarding the Company's operations and financial results, which have enhanced our communications with users, customers and the investment community. Specifically, both our fact sheet and our recently developed investor presentations may be accessed on our website.

CHALLENGES AND OPPORTUNITIES

We faced significant challenges over the past year. We have endured and prevailed over what we believe is “anti-competitive behavior” by four of the major LECs. We have successfully migrated a majority of our customer base to ACH billing to overcome this problem. This was a strategy we had already implemented as it allows for faster collection and a large collection percentage. The problems with the LECs caused us to accelerate this process dramatically. Through these challenges we have experienced dilution of our paying customer base, but have experienced positive trends in customer acquisition since the beginning of the year.

Looking forward, we will continue to face business challenges and opportunities. We know that the competitive landscape is changing dramatically. Recently, there has been much publicity about the potential entry of many large companies in the "local search" space. This has led to the anticipation of a significant amount of industry consolidation as exemplified by the recent purchase of Yellow-pages.com by a consortium of Bell South and SBC, or the acquisition of “Ask Jeeves” by Barry Diller’s Interactive Corp. We believe this will be a continuing trend in our industry and we welcome it. Accordingly, the management team, in concert with Jefferies, continues to explore strategic alternatives for the Company, including a possible merger or acquisition.

In closing, I want to thank you for your support as stockholders throughout the year. In spite of the challenges we faced, the support of our stockholders has been remarkable. We intend to continue managing this Company with the same energy, imagination and skill that has provided all of us with the degree of success that we enjoyed in the past and with a view toward regaining the outstanding financial momentum that you have come to expect.

Sincerely,

/s/ Peter J. Bergmann

Peter J. Bergmann
Chairman and Chief Executive Officer

4840 East Jasmine St. Suite 105, Mesa, Az. 85205
480 325-4311 Fax 480 324 2515

from the Chairman of the Board

Forward Looking Statement Disclaimer

This letter includes statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this letter include, but are not limited to the Company's (i) belief that it has found methods to overcome the challenges imposed by billing and dilution and the method for returning to the types of growth to which the stockholders are accustomed; (ii) belief that there is a trend of industry consolidation that will continue; (iii) expectation that its strategy of monthly mailings and customer service will continue to be the cornerstone of its marketing efforts; (iv) belief that it will be successful in continuing to grow its customer base at a rapid rate; (v) belief that it can maintain the strength of its primary marketing strategy while implementing new marketing and branding campaigns; (vi); (vii) expectation of regaining its past financial performance and continuing to pay dividends; and (viii) belief that the combination of its unique marketing strategy to a highly fragmented marketplace and its enhanced billing efforts should return the Company to profitable growth.

Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP.Net and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect the Company's results and cause them to materially differ from those contained in the forward-looking statements contained herein include, but are not limited to those set forth as risk factors and cautionary statements made in the Company's periodic reports filed with the SEC and other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future. Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

4840 East Jasmine St. Suite 105, Mesa, Az. 85205
480 325-4311 Fax 480 324 2515